DeWyngaert Will Retire as EVP, Chief Lending Officer at Bankwell

NEW CANNAN, Conn. - - (Business Wire) - - Heidi DeWyngaert will retire from her role as EVP, Chief Lending Officer at Bankwell, a job she has held for the last fifteen years. DeWyngaert’s retirement was announced by Chris Gruseke, CEO at Bankwell’s annual Shareholder Meeting today. She will remain with the bank through year end and will help coordinate an effective transition as Bankwell begins a search for an addition to its executive team.

With more than forty years of commercial real estate and commercial banking experience, DeWyngaert managed the company’s loan portfolio since the bank’s early days as The Bank of New Canaan. She was chief architect of the plan to move the Bank away from its roots as a traditional small town residential lender and to develop strategies to expand the bank’s commercial banking capabilities. Joining the Bank in 2004 with a balance sheet of only $70 million, she oversaw a transformation which resulted in a loan portfolio totaling nearly $1.6 billion today.

Notes Gruseke, “Heidi has made invaluable contributions during her tenure at Bankwell and has been instrumental in the bank’s evolution and growth. Her collaborative process and relentless focus on credit quality will be hallmarks of Bankwell’s culture for many years to come. On behalf of the employees, directors, and shareholders of the Bank, we congratulate Heidi for a job well done and thank her for all her contributions to our company.”

DeWyngaert received her undergraduate degree from the University of Rochester and her MBA from American University. In addition to her banking career, Heidi has been very active in professional, civic and community organizations. She is currently on the Board of the Connecticut Housing Finance Authority. She was previously President of the Real Estate Association for Fairfield County and served on the Board of Directors of that organization as well as the Greater Norwalk Chamber of Commerce and The Housing Development Fund in Stamford.

DeWyngaert resides in Norwalk, CT with her husband.

Following her tenure at Bankwell, DeWyngaert plans to enjoy her retirement, and to serve on several boards.

Bankwell is a community bank that serves the banking and lending needs of residents and businesses throughout Fairfield and New Haven counties. More about Bankwell can be found at www.mybankwell.com.

Contacts
Laura Waitz at (203) 652-2940